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                                                                    EXHIBIT 23.2


                          Independent Auditors' Consent

The Board of Directors
Sumitomo Life Realty (N.Y.), Inc.:

We consent to the use of our reports dated September 5, 2003, with respect to the statements of revenues and certain operating expenses of 425 Lexington Avenue, New York, New York; 499 Park Avenue, New York, New York; and 1200 19th and M Street, Washington, D.C. for each of the years in the three-year period ended December 31, 2002, included in this registration statement on Form S-11 (No. 333-108780) of Hines Real Estate Investment Trust, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.


                                             /s/ KPMG LLP



New York, New York
December 19, 2003